Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Netsmart Technologies, Inc. on Form S-3, Amendment No. 2, of our report dated February 4, 2005, with respect to our audits of the consolidated financial statements of Netsmart Technologies, Inc. as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 appearing in the Annual Report on Form 10-K/A of Netsmart Technologies, Inc. for the year ended December 31, 2004. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
January 9, 2006